As filed with the Securities and Exchange Commission on June 21, 2022

Registration No. 333-176403

Registration No. 333-179804

Registration No. 333-224733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176403

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179804

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224733

UNDER

THE SECURITIES ACT OF 1933

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0640593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1011 Warrenville Road, 6th Floor, Lisle, IL	60532
(Address of Principal Executive Offices)	(Zip Code)

SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors

SunCoke Energy, Inc. Long-Term Performance Enhancement Plan

SunCoke Energy, Inc. Omnibus Long-Term Incentive Plan

(Full title of the plans)

John J. DiRocco, Jr., Esq.

Vice President, Assistant General Counsel & Corporate Secretary

SunCoke Energy, Inc.

1011 Warrenville Road, 6th Floor Lisle, IL 60532

(630) 824-1000

(Name, address and telephone number, including area code, of agent for service)

With Copies to:

Susan J. Daley

Perkins Coie LLP

110 North Wacker, Suite 3400

Chicago, IL 60606-1511

(312) 324-8645

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Omnibus Long-Term Incentive Plan

On February 24, 2022, the Board of Directors of SunCoke Energy, Inc. (the “Registrant”) adopted the SunCoke Energy, Inc. Omnibus Long-Term Incentive Plan (the “Omnibus Plan”), subject to stockholder approval. On May 12, 2022 (the “Effective Date”), at the Registrant’s 2022 Annual Meeting of Stockholders, the Omnibus Plan was approved by the Registrant’s stockholders by the affirmative vote of a majority of the votes cast in person or by proxy. As of the Effective Date, no additional awards will be granted under the SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors (the “Retainer Stock Plan”) or the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (the “LTPEP”) (each a “Prior Plan” and, collectively, the “Prior Plans”).

Prior Registration Statements

On August 19, 2011, the Registrant filed a Registration Statement on Form S-8 (File No. 333-176403) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering: (i) 6,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) issuable to participants under the LTPEP; and (ii) 500,000 shares of Common Stock issuable to participants under the Retainer Stock Plan.

On February 29, 2012, the Registrant filed a Registration Statement on Form S-8 (File No. 333-179804) with the Commission for the purpose of registering an additional 1,600,000 shares of Common Stock issuable to participants under the LTPEP.

On May 8, 2018, the Registrant filed a Registration Statement on Form S-8 (File No. 333-224733) with the Commission for the purpose of registering an additional 1,500,000 shares of Common Stock issuable to participants under the LTPEP, as amended.

Shares Authorized for Issuance

The total number of shares of Common Stock authorized for issuance under the Omnibus Plan consists of 2,700,000 new shares (registered concurrently on a new registration statement on Form S-8) and up to 2,434,445 shares of Common Stock, comprised of: (i) 2,395,335 shares reserved for issuance under the LTPEP that remained available for grant as of the Effective Date; and (ii) up to 39,110 shares reserved for issuance under the Retainer Stock Plan that remained available for grant as of the Effective Date, plus (iii) any shares of Common Stock subject to awards granted under the Prior Plans that were outstanding on the Effective Date and that, on or after such date are not issued or delivered to a participant due to lapse, forfeiture, expiration, termination, cancellation, cashout or tax withholding (the shares described in clauses (i), (ii) and (iii) being the “Prior Plans’ Shares”). As of the Effective Date, no new awards may be granted under either of the Prior Plans.

Post-Effective Amendments

Pursuant to the undertaking in Item 512(a)(l)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as originally disclosed in the previously filed Registration Statements on Forms S-8 (File No. 333-176403, File No. 333-179804 and File No. 333-224703) (collectively, the “Prior Registration Statements”), and in accordance with Securities and Exchange Commission (“Commission”) Compliance and Disclosure Interpretation No. 126.43, the Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement No. 333-176403, Post-Effective Amendment No. 1 to Registration Statement No. 333-179804 and Post-Effective Amendment No. 1 to Registration Statement No. 333-224733 (collectively, the “Post-Effective Amendments”) to reflect the registration of the issuance of the Prior Plans’ Shares pursuant to the Omnibus Plan, and to file as an exhibit hereto a copy of the Omnibus Plan and a new opinion as to the validity of the Prior Plans’ Shares that may be issued under the Omnibus Plan. All other items of the Prior Registration Statements are incorporated herein by reference without change.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants as specified by Securities Act Rule 428(b)(1). Such documents are not required to be filed with the Commission, either as a part hereof, or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 1. Plan Information

Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by this reference, and shall be deemed to be a part hereof:

(a) The Registrant’s Annual Report on Form 10-K (File No. 001-35243) for the year ended December 31, 2021, filed on February 24, 2022, including information specifically incorporated by reference into the Form 10-K from the Registrant’s Definitive Proxy Statement (File No. 001-35243) on Schedule 14A, filed on March 25, 2022;

(b) The Registrant’s Current Reports on Form 8-K (File No.  001-35243), filed on March  7, 2022 and May 13, 2022;

(c) The Registrant’s Quarterly Report on Form 10-Q (File No. 001-35243) for the quarter ended March 31, 2022, filed on May 2, 2022; and

(d) The description of the Registrant’s Common Stock, contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021 and any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission, except as to any portion of any Current Report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Under no circumstances will any information furnished under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Exchange Act. Therefore, a description of the common stock required by Item 202 of Regulation S-K is not required.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock being registered hereby has been passed upon by John J. DiRocco, Jr., Esq., Vice President, Assistant General Counsel and Corporate Secretary of the Registrant. Mr. DiRocco is a full-time employee of the Registrant and holds, subject to certain restrictions, restricted stock units with respect to shares of Common Stock of the Registrant under Prior Plans and beneficially owns, or has rights to acquire, less than one percent of the Registrant’s outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation and by-laws provide for such limitation of liability to the fullest extent permitted by the DGCL. Article VI of the Registrant’s by-laws provides for indemnification, requiring that the Registrant pay on behalf of its directors and officers, to the extent permitted by Delaware law, all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with any action, suit or proceeding (whether civil, criminal, administrative or investigative) pending, threatened or completed against such person, except where such indemnification is expressly prohibited by applicable law or where such person has not met the applicable standard of conduct set forth in the DGCL which makes it permissible for the Registrant to indemnify the claimant; provided, however, that if the DGCL requires, payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

The By-laws also authorize, but do not require, the Registrant to enter into agreements for indemnification. The Registrant has entered into indemnification agreements with each director, and certain executive officers and other management personnel of the Registrant. One of the purposes of the indemnification agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder may receive indemnification.

The Registrant also maintains industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

Exhibit
No:	Description

4.1	Form of Common Stock Certificate of the Registrant (incorporated by reference herein to Exhibit 4.1 to Amendment No. 2 to Registrant’s Registration Statement on Form S-1 filed on June 3, 2011, File No. 333-173022).

4.2	SunCoke Energy, Inc. Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 25, 2022, File No. 001-35243).

5.1*	Opinion of John J. DiRocco, Esq., Vice President, Assistant General Counsel & Corporate Secretary of SunCoke Energy, Inc.

23.1*	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.2*	Consent of John J. DiRocco, Esq. (included in Exhibit 5.1).

24.1*	Powers of Attorney executed by certain officers and directors of SunCoke Energy, Inc. (included on signature page).

*	Provided herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post -effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lisle, State of Illinois, on June 21, 2022.

SUNCOKE ENERGY, INC.

By:	/s/ Bonnie M. Edeus
Name:	Bonnie M. Edeus
Title:	Vice President and Controller

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael G. Rippey, Mark W. Marinko and Bonnie M. Edeus, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to the Prior Registration Statements, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Prior Registration Statements has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title/Position	Date

/s/ Michael G. Rippey	President, Chief Executive Officer and Director	June 21, 2022
Michael G. Rippey	(principal executive officer)

/s/ Mark W. Marinko	Senior Vice President and Chief Financial Officer	June 21, 2022
Mark W. Marinko	(principal financial officer)

/s/ Bonnie M. Edeus	Vice President and Controller	June 21, 2022
Bonnie M. Edeus	(principal accounting officer)

/s/ Arthur F. Anton
Arthur F. Anton	Director (Chairman)	June 21, 2022

/s/ Martha Z. Carnes
Martha Z. Carnes	Director	June 21, 2022

/s/ Ralph M. Della Ratta, Jr.
Ralph M. Della Ratta, Jr.	Director	June 21, 2022

/s/ Susan R. Landahl
Susan R. Landahl	Director	June 21, 2022

/s/ Michael W. Lewis
Michael W. Lewis	Director	June 21, 2022